Exhibit 99.6

62 West 45th Street

New York, New York 10036

November 21, 2022

The Board of Directors

LightJump Acquisition Corporation

2735 Sand Hill Road, Suite 110

Menlo Park, CA 94025

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 15, 2022, to the Board of Directors of LightJump Acquisition Corporation as Annex B to, and to the references to such opinion in, the proxy statement/prospectus of LightJump and Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440 (“Moolec”), respectively, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Moolec (including any amendments or supplements, the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Scura Partners LLC

Scura Partners LLC